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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

CYAN INVESTMENTS LLC
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   (Last)                           (First)             (Middle)

501 N.W. Grand Boulevard
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                                    (Street)

Oklahoma City                         OK                 73118
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Pacer Technology (PTCH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

35-2198875
________________________________________________________________________________
4.   Statement for Month/Day/Year

4/7/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |x|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |x|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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
Common Stock                4/8/03                   P               10,000(1)    A      $5.75                   D
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Common Stock                4/8/03                   P               10,000(2)    A      $5.75                   I         By LLC
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Common Stock                4/8/03                   P               10,000(3)    A      $5.75                   I         By LLC
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====================================================================================================================================

(1)  The reported  securities are owned by CYAN Investments LLC, which is managed by Ellis T. Gravette,  Jr. and G. Jeffrey Records,
     Jr.  CYAN Investments LLC, Ellis T. Gravette, Jr. and G. Jeffrey Records,  Jr. are members of a "group" for purposes of Section
     13(d) of the Exchange Act.
(2)  Ellis T. Gravette,  Jr. is a manager of the LLC that owns the reported securities.  Mr. Gravette disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(3)  G. Jeffrey Records, Jr. is a manager of the LLC that owns the reported  securities.  Mr. Records disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

Warrant (right                                                                            Common
to buy)(1)   $2.9375 4/7/03            P         66,667(2)    Immed.   1/28/04  66,667    Stock   $2.8125 66,667    D
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right                                                                            Common
to buy)(1)   $2.9375 4/7/03            P         66,667(3)    Immed.   1/28/04  66,667    Stock   $2.8125 66,667    I        By LLC
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right                                                                            Common
to buy)(1)   $2.9375 4/7/03            P         66,667(4)    Immed.   1/28/04  66,667    Stock   $2.8125 66,667    I        By LLC
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====================================================================================================================================
Explanation of Responses:

(1)  The reporting persons acquired the right to instruct the owner of the reported  securities to exercise the reported  securities upon payment by the reporting  persons of the exercise price, in which event, the reporting persons will acquire the underlying securities. Alternatively, the reporting persons have the right to direct the surrender of the reported securities.
(2)  The reported  securities are owned by CYAN Investments LLC, which is managed by Ellis T. Gravette,  Jr. and G. Jeffrey Records,
     Jr.  CYAN Investments LLC, Ellis T. Gravette, Jr. and G. Jeffrey Records,  Jr. are members of a "group" for purposes of Section
     13(d) of the Exchange Act.
(3)  Ellis T. Gravette,  Jr. is a manager of the LLC that owns the reported securities.  Mr. Gravette disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(4)  G. Jeffrey Records, Jr. is a manager of the LLC that owns the reported  securities.  Mr. Records disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

By:  Ellis T. Gravette, Jr., Manager
     THEODORE M. ELAM, Attorney-in-fact                         4/9/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION


Name:                               Ellis T. Gravette, Jr.

Address:                            2636 Caminito Tom Morris
                                    LaJolla, CA  92037

Designated Filer:                   Pacer Technology (PTCH)

Date of Event Requiring Statement:  04/7/03

                                         THEODORE M. ELAM
Signature:                          By:  Theodore M. Elam, Attorney-in-fact

                             JOINT FILER INFORMATION


Name:                               G. Jeffrey Records, Jr.

Address:                            P.O. Box 26750
                                    Oklahoma City, OK  73126

Designated Filer:                   CYAN Investments LLC

Issuer & Ticker Symbol:             Pacer Technology (PTCH)

Date of Event Requiring Statement:  4/7/03

                                         THEODORE M. ELAM
Signature:                          By:  Theodore M. Elam, Attorney-in-fact

                                POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints Theodore M. Elam the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a formed director of the Company (as defined below), a manager of CYAN Investments LLC, an Oklahoma limited liability company, and as a member of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act") that owns 10% or more of the issued and outstanding shares of Common Stock, no par value, of Pacer Technology, a California corporation (the "Company"), (a) Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and (b) any Schedule 13D or amendments thereto in accordance with Section 13(d) of the Exchange Act and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary to desirable to complete and execute any such Form 3, 4, or 5 or Schedule 13D, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in fact's discretion.

     The undersigned hereby grants to such attorney-in fact full power and authority do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or any other specific provision of the Exchange Act.

     This Power of Attorney shall remain in full force and effect; (a) with regard to Forms 3, 4 and 5, until the undersigned is no longer required to file Forms 3, 4, and 5, and, (b) with regard to Schedule 13D, until the undersigned is no longer required to file Schedule 13D or amendments thereto, both with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 3rd day of April 2003.

                                              E.T. GRAVETTE, JR.
                                              E.T. Gravette, Jr.